Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Packaging Corporation of America:

We consent to the use of our reports dated February 27, 2015, with respect to the consolidated balance sheet of Packaging Corporation of America as of December 31, 2014, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference.

/s/ KPMG LLP

Boise, Idaho

March 13, 2015